Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This AGREEMENT, dated as of July 8, 2013 (the “Agreement”), between Parkway Properties, Inc. (the “Company”), and James Heistand (the “Executive”).

WHEREAS, the Company desires to employ the Executive as the Company’s President and Chief Executive Officer, on the terms and conditions set forth herein;

WHEREAS, the Company and the Executive desire to replace in its entirety that certain Change in Control Agreement by and between the Company and the Executive, dated as of May 17, 2011 (the “CIC Agreement”), which CIC Agreement shall hereafter cease to be of further force and effect; and

WHEREAS, the Executive desires to accept employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Effective Date and Term; Termination of the CIC Agreement. The Executive shall be employed by the Company for the period commencing as of the date hereof (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Initial Term”), provided that such period may be extended by mutual agreement of the parties hereto on or before the third anniversary of the Effective Date for up to an additional three (3) years (the Initial Term and any such agreed upon extension, the “Term”). From and after the Effective Date, the CIC Agreement shall terminate and will cease to have any further force and effect.

2. Position and Duties.

(a) During the Term, the Executive shall serve as the Company’s President and Chief Executive Officer, and shall also serve as a director on the Company’s Board of Directors (the “Board”). The Executive shall report to the Board and shall have such duties and responsibilities as are consistent with the Executive’s position and as may be assigned by the Board from time to time. During the Term, the Executive shall be subject to, and shall act in accordance with, all reasonable instructions and directions of the Board and all applicable policies and rules of the Company.

(b) The Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict with or interfere with the rendition of the Executive’s services hereunder, provided that nothing herein shall preclude the Executive from managing his personal, financial and legal affairs, or prevent the Executive’s from engaging in other civic and charitable activities, including the Executive’s service as a member of the board of directors of United Legacy Bank, so long as such activities do not interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

3. Compensation.

(a) During the Term, the Company shall pay the Executive a minimum base salary at the rate of $600,000 per annum (the “Base Salary”), payable in regular installments in accordance with the Company’s customary payroll practices. The Board or the Board’s Compensation Committee (the “Committee”) shall annually review the Executive’s Base Salary and, in its sole discretion, may increase the Executive’s annual Base Salary. References in this Agreement to Base Salary shall refer to the annual Base Salary as may be increased by the Board or the Committee.

(b) In addition to the Base Salary, during the Term, the Executive shall be eligible to participate in the Company’s discretionary annual incentive plan (the “AIP”) as may be established and approved by the Board or the Committee from time to time and, pursuant to the AIP, the Executive may earn an annual bonus (the “Annual Bonus”) in each fiscal year during the Term, with a target Annual Bonus opportunity of one hundred and forty percent (140%) of Base Salary (the “Target Bonus”); provided, that the Annual Bonus actually paid in any fiscal year shall be determined by the Board or the Committee based upon the achievement of annual performance objectives established by the Board from time to time. The Annual Bonus shall be paid no later than two and one-half (2.5) months following the end of the fiscal year to which such Annual Bonus relates, subject to the Executive’s continued employment with the Company on the applicable payment date, except as otherwise provided in Sections 6(a) and 6(b).

(c) During the Term, pursuant and subject to the terms of the Parkway Properties, Inc. and Parkway Properties LP 2013 Omnibus Equity Incentive Plan (or its successor) (the “Plan”) and subject to Board or Committee approval, the Executive shall be eligible to receive an annual grant of restricted stock units (“RSUs”) and Profits Interest Units (LTIP Units), as set forth in Section 12(c) of the Plan (“Profits Interest Units”), and/or such other awards as the Board or the Committee shall deem appropriate.

(1) 2013 Additional Grant. The Executive shall receive an additional grant, subject to the terms and conditions of the Plan as such may be modified by this Agreement, of 100,000 RSUs and 100,000 Profits Interest Units (such RSUs and Profits Interest Units, the “2013 Additional Grant”). The RSU portion of the 2013 Additional Grant shall be subject to time-based vesting, with thirty-three percent (33%) vesting on each of the first, second and third anniversaries of the grant date, subject to Executive’s continued employment on each applicable vesting date. The Profits Interest Units portion of the 2013 Additional Grant shall be subject to performance-based vesting based on the achievement of TSR Value (as such term is defined in the applicable award agreement) over a three year performance period, commencing on the grant date, with fifty percent (50%) to one hundred percent (100%) vesting if TSR Value represents an increase from the Baseline Price (as such term is defined in the applicable award agreement and based upon the fifteen (15) trading day trailing average market closing price of the Company’s shares over the period ending on the grant date) ranging from, and including, a twenty-four percent (24%) increase to a forty-two percent (42%) increase, determined on a straight line pro rata interpolation based on the actual increase over Baseline Price represented by the TSR Value within the specified increase range; provided that no more than one hundred percent (100%) of the Profits Interest Units can fully vest.

(2) Accelerated Vesting.

(A) In addition to any rights the Executive may have under the Plan, to the extent unvested as of a Change in Control, all of the Executive’s outstanding equity or equity-based awards (e.g. RSUs, Profits Interest Units, Options) that are subject to time-based vesting (including without limitation any stock options with time-based vesting) as well as the Profits Interest Units portion of the 2013 Additional Grant, subject to performance based vesting, will immediately vest and be paid in full upon the occurrence of a Change in Control.

(B) With respect to the Executive’s award of Profits Interest Units (the “March 2 Units”) pursuant to the Profits Interest Units (LTIP Units) Agreement by and between Parkway Properties LP and the Executive, dated as of March 2, 2103 (the “March 2 LTIP Agreement”), in addition to the vesting provisions set forth in Section 2 of the March 2 LTIP Agreement, in the event of a Change in Control, as such term is defined under the Plan, during the Performance Period, the Participant shall be eligible to Fully Vest in a number of March 2 Units determined by multiplying the Total Profits Interest Units granted pursuant to the March 2 LTIP Agreement by a percentage ranging from zero to one hundred percent (100%) based on the level at which TSR Value has been attained during the Performance Period through such Change in Control, determined as follows: if, as of the date of such Change in Control, TSR Value represents an increase from the Baseline Price ranging from (and including) the Minimum Change in Control TSR Percentage to the Maximum Change in Control TSR Percentage, a number of March 2 Units shall Fully Vest equal to the product obtained by multiplying (i) the Total Profits Interest Units, times (ii) a percentage ranging from fifty percent (50%) to one hundred percent (100%), determined on a straight line pro rata interpolation based on the actual increase over the Baseline Price represented by the TSR Value within the specified increase range, it being understood that TSR Value representing an increase over the Baseline Price of more than the Maximum Change in Control TSR Percentage shall be counted as TSR Value representing a Maximum Change in Control TSR Percentage increase over Baseline Price for purposes of this calculation (such that no more than one hundred percent (100%) of Total Profits Interest Units can Fully Vest). For the avoidance of doubt, to the extent TSR Value as of such Change in Control does not represent at least an increase over the Baseline Price equal to the Minimum Change in Control TSR Percentage, no March 2 Units shall Fully Vest. March 2 Units that do not Fully Vest as of such Change in Control shall be forfeited, and the Executive will cease to have any rights with respect thereto. For purposes of this Section 3(c)(2)(B), (x) “TSR Value,” “Performance Period,” “Baseline Price,” “Total Profits Interest Units” and “Fully Vest” shall have the meanings ascribed to such terms in the March 2 LTIP Agreement, (y) “Maximum Change in Control TSR Percentage” means the number, expressed as a percentage, equal to the product obtained by multiplying (i) 42 by (ii) (1) the number of days in the Performance Period through and including the date of such Change in Control, divided by (2) 1,096, and (z) “Minimum Change in Control TSR Percentage” means the number, expressed as a percentage, equal to the product obtained by multiplying (i) 24 by (ii) (1) the number of days in the Performance Period through and including the date of such Change in Control, divided by (2) 1,096.

(C) Notwithstanding the foregoing, to the extent accelerated payment is not permitted under Section 409A of the Code without the imposition of a penalty, the awards shall immediately vest in full, but be paid on the original payment schedule set forth in such award.

4. Employee Benefits; Expense Reimbursement. During the Term:

(a) The Executive shall be entitled to participate in all employee benefit plans and programs available generally to other executives of the Company.

(b) The Executive shall be entitled to no fewer than twenty-five (25) days per full year of vacation, subject to the terms and conditions of the Company’s policies as may be in effect from time to time.

(c) The Company shall reimburse the Executive for all reasonable business and entertainment expenses incurred by the Executive in furthering the goals of the Company, subject to the Executive’s provision of documentation as the Board or the Committee may reasonably request.

5. Termination of Employment.

(a) The Term and the Executive’s employment hereunder may be terminated under the following circumstances.

(1) Death. The Term and the Executive’s employment hereunder shall terminate upon the Executive’s death.

(2) Disability. The Term and the Executive’s employment hereunder shall terminate in the event of the Executive’s Disability. For purposes of this Agreement, “Disability” shall mean: as a result of the Executive’s incapacity due to physical or mental illness or injury, the Executive (i) is eligible to receive a benefit under the Company’s long-term disability plan applicable to the Executive, or (ii) if no such long-term disability plan is applicable to the Executive, the Executive is unable to perform his duties hereunder for a period of ninety (90) consecutive days or a period of ninety (90) days in any one hundred eighty (180) day period.

(3) Cause. The Company may immediately terminate the Term and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) the continued failure by the Executive to perform the material responsibilities and duties under this Agreement, (ii) the engaging by the Executive in willful or reckless conduct, if such conduct is done or omitted to be done by the Executive not in good faith, and is materially injurious to the Company monetarily or otherwise, (iii) the Executive’s conviction of, or pleading of guilty or nolo contendere to, a felony, (iv) the commission or omission of any act by the Executive that is materially detrimental to the best interests of the Company and that constitutes common law fraud or a violation of applicable law, or (v) the Executive’s breach of any material provision of this Agreement (including the Restrictive Covenants). Notwithstanding the foregoing, the Term and the Executive’s employment shall not be deemed to have been terminated for Cause unless the Company shall have given the Executive (A) written notice setting forth the reasons for the Company’s intention to terminate the Executive’s employment for Cause, and (B) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure, to the extent reasonably susceptible to cure.

(4) Good Reason. The Executive may terminate the Term and his employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, (i) the Company’s failure to pay material compensation when due and payable; (ii) a material diminution in the Executive’s position, duties or responsibilities, including without limitation, the Company’s failure to reappoint the Executive to the position(s) of President and Chief Executive Officer or to nominate and re-elect the Executive to the Board; (iii) the Company’s material breach of any other material provision of this Agreement, or (iv) a change of the Executive’s principal place of employment to a location more than fifty (50) miles from such principal place of employment as of the Effective Date. The Executive shall not have Good Reason to terminate the Term and his employment unless the Company shall have been given (A) a Notice of Termination setting forth the reasons for the Executive asserting Good Reason, and (B) a reasonable opportunity, not to exceed thirty (30) days, to cure such failure. In addition to the foregoing, in the event of a Change in Control, Good Reason shall mean the Executive resigning, for any reason or no reason at all, within the thirty (30) day window commencing on the date that is six (6) months following the closing of such Change in Control transaction.

(5) Any Other Reason. Either party may terminate the Term and the Executive’s employment hereunder at any time for any reason other than those set forth above, provided that the terminating party shall provide the other party with Notice of Termination (as defined below in Section 5(b)).

(b) Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive during the Term shall be communicated by providing the other party at least sixty (60) days’ advance written notice of such termination (the “Notice of Termination”) in accordance with Section 13(a); provided that no Notice of Termination shall be required in the event of a termination on account of the death of the Executive or by the Company for Cause (except that with respect to Cause, the Company shall have given the Executive notice and the opportunity to cure as set forth in Section 5(a)(3) above).

6. Termination Payments.

(a) Death or Disability. In the event that the Executive’s employment hereunder terminates as a result of the Executive’s death or Disability other than within the two (2) year period following a Change in Control, the Company shall pay to the Executive, within thirty (30) days following the date of termination of employment, (i) any unpaid Base Salary accrued through the date of termination and any accrued but unpaid vacation pay (collectively, the “Accrued Amounts”), and (ii) any earned but unpaid Annual Bonus for the preceding fiscal year (without regard to whether the Executive is employed on the date such Annual Bonus is paid).

(b) Without Cause or For Good Reason. In the event that the Company terminates the Executive’s employment hereunder without Cause (which shall include the Company’s election not to renew and/or extend the Agreement where the Executive is willing to extend the Term, as provided in Section 1, on the Agreement’s existing terms and the Executive is employed through the remainder of the then-current Term, it being understood that Sections 5 and 6 shall continue to apply in accordance with their terms and it being understood that following the end of the then-current tern, the Executive’s employment shall have terminated), or the Executive terminates his employment hereunder for Good Reason, in each case other than within the two (2) year period following a Change in Control, the Executive shall be entitled to (i) within thirty (30) days following the date of termination of employment, the Accrued Amounts; (ii) any earned but unpaid Annual Bonus for the preceding fiscal year on the date such amount would otherwise have been paid (without regard to whether the Executive is employed on the date such Annual Bonus is paid); (iii) an amount equal to the sum of (A) eighteen (18) months of the Executive’s Base Salary and (B) one and one half (1.5) times the Executive’s then current Target Bonus, payable in equal installments over the twelve (12) month period following the date of termination (the “Severance Period”) in accordance with the Company’s customary payroll practices; (iv) an additional eighteen (18) months’ time-based vesting credit on any outstanding equity or equity-based awards; (v) elect to continue coverage for himself and any of his eligible dependents (but in no event for more than 18 months after the date of the Executive’s termination of employment) under the Company’s group health plans pursuant to the continuation of coverage provisions contained in Sections 601 through 608 of the Employee Retirement Income Security Act of 1974, as amended, and the Executive’s premiums for such coverage shall be no greater than that charged by the Company generally to its active executive employees for coverage under such plans (the “Health Continuation Benefit”); and (vi) payments with respect to any declared cash bonus as described in the Company’s 8-K filed December 26, 2012, or any similar bonus declared hereafter (the “Declared Cash Bonus”) that would otherwise have been paid within eighteen (18) months following the date of termination, to be paid within thirty (30) days following the date of termination; provided, that any payment that would otherwise have been made but that is conditioned upon the execution and effectiveness of the Release shall not be made or provided until the fortieth (40th) day following the date of such termination of employment. The payments and benefits provided under this Section 6(b) other than the Accrued Amounts are subject to and conditioned upon (x) the Executive’s execution of a valid general release and waiver (in a form reasonably acceptable to the Company) within thirty (30) days following the date of termination, waiving all claims the Executive may have against the Company, its successors, assigns, affiliates, executives, officers and directors (the “Release”), and such waiver becoming effective, and (y) the Executive’s compliance with any restrictive covenants to which he may be subject pursuant to Sections 7, 8 and 9 hereof (the “Restrictive Covenants”), provided that to the extent the Executive inadvertently breaches any of the Restrictive Covenants set forth in Sections 7 and 9(a) hereof and such breach is reasonably susceptible to cure, the Executive shall be given a reasonable opportunity, not to exceed ten (10) days, to cure such breach (the conditions in (x) and (y), the “Conditions”). The Executive shall not be entitled to any other compensation or benefits not expressly provided for in this Section 6(b), regardless of the time that would otherwise remain in the Term had the Term not been terminated hereunder.

(c) Without Cause, For Good Reason or Death or Disability Following a Change in Control or a Termination in Anticipation of a Change in Control. In lieu of the payments and benefits described in Sections 6(a) and 6(b) above, in the event the Executive’s employment is terminated by the Company without Cause, by the Executive for Good Reason, or as a result of the Executive’s death or Disability, in each case within the two (2) year period following a Change in Control, or if there is a Termination in Anticipation of a Change in Control (any such termination, a “CIC Termination”), the Executive shall be entitled to (i) the Accrued Amounts, payable within thirty (30) days following termination of employment, (ii) the Health Continuation Benefit, (iii) an amount equal to two and nine-tenths (2.9) times the sum of the Executive’s Base Salary and then current Target Bonus, payable (A) in a lump sum within forty (40) days following the date of such CIC Termination in the event of a Change in Control that constitutes a 409A Change in Control, or (B) in equal installments over the Severance Period in accordance with the Company’s customary payroll practices in the event of a Change in Control that does not constitute a 409A Change in Control, and (iv) the remainder of any Declared Cash Bonus that would otherwise have been paid had the Executive’s employment not terminated, paid within thirty (30) days following the date of such CIC Termination subject in each case to the Executive’s compliance with the Conditions. For purposes of this Agreement:

(1) “Change in Control” shall have the meaning ascribed to such term in the Plan, and shall be inclusive of a 409A Change in Control; provided, that, notwithstanding anything to the contrary in the Plan, for purposes of this Agreement (including without limitation Sections 3(c)(2) and 6 hereof) the Executive shall be counted for purposes of determining whether a Change of Control has occurred pursuant to Section 15(b)(i)(D) of the Plan if and only if, within the 12-month period commencing on the date of consummation of a transaction that results in all TPG Nominated Directors ceasing to be members of the Board, (x) the Executive’s employment is terminated hereunder by the Company without Cause, and (y) the TPG Nominated Directors all cease to be members of the Board.

(2) “409A Change in Control” shall mean a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulation Section 1.409A-3(i)(5).

(3) “Termination in Anticipation of a Change in Control” shall mean termination of the Executive’s employment by the Company without Cause or by the Executive for Good Reason within the ninety (90) day period prior to the consummation of a Change in Control.

(d) Any Other Reason. In the event the Executive’s employment is terminated for any reason other than those described in Section 6(a)-(c) above, the Company shall pay to the Executive the Accrued Amounts.

(e) No Additional Obligations. Except as otherwise provided in this Section 6, and except for any vested benefits under any tax qualified pension plans of the Company, and continuation of health insurance benefits on the terms and to the extent required by Section 4980B of the United States Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (which provisions are commonly known as COBRA), the Company shall have no additional obligations under this Agreement, and the Executive shall not be entitled to any additional compensation or benefits (including vesting) hereunder.

7. Confidentiality.

(a) The Executive hereby agrees that, during the Term and thereafter, he will hold in strict confidence any proprietary or Confidential Information related to the Company and its affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company and its affiliates which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets, and including any information which would not have been generally known to the public but for disclosure by the Executive in breach of his obligations hereunder; provided, that Confidential Information shall not include any information required by law to be disclosed; provided, however, that the Executive gave prompt written notice to the Company of such requirement, discloses no more information than is so required, and cooperates with any attempts by the Company to obtain a protective order or similar treatment.

(b) The Executive hereby agrees that, upon the termination of his employment, he shall not take, without the prior written consent of the Company, any property of the Company, including without limitation any drawing, blueprint, specification or other document (in whatever form) of the Company or its affiliates which is of a confidential nature relating to the Company or its affiliates, or, without limitation, relating to its or their methods of distribution, or any description of any formulas or secret processes and will return any such property or information (in whatever form) then in his possession.

8. Non-Disparagement. The Executive hereby agrees, during the Term and thereafter, not to defame or disparage the Company, its affiliates and their respective officers, directors, members or employees, and the Company hereby agrees, during the Term and thereafter, to prevent the then-current members of the Board from defaming or disparaging the Executive. The Executive hereby agrees to cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers or employees. The Company hereby agrees to cooperate with the Executive in refuting any defamatory or disparaging remarks made by any third party in respect of the Executive.

9. Non-Competition and Non-Solicitation.

(a) The Executive and the Company agree that the Company would likely suffer significant harm from the Executive’s competing with the Company during the Term and for some period of time thereafter. Accordingly, the Executive agrees that he will not, during the Term and for a period of twelve (12) months following the termination of the Term and his employment, directly or indirectly, become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, any Competitor, or otherwise perform services relating to, the business or any product, service or process of the Company or its affiliates at the time of the termination for any Competitor (whether or not for compensation), including without limitation, office ownership, office leasing and office management activities (the “Business”). For purposes of this Agreement, the term “Competitor” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof that is engaged in, or otherwise competes or has a reasonable potential for competing with the Company, anywhere in which the Company or its affiliates engage in or intend to engage in the Business or where the Company or its affiliates’ customers are located.

(b) The Executive agrees that he shall not, directly or indirectly, during the Term and for a period thereafter of (i) eighteen (18) months in the event of any termination other than a CIC Termination, or (ii) two (2) years in the event of a CIC Termination, solicit or hire or attempt to solicit or hire, as applicable, (A) any customer or supplier of the Company or its affiliates in connection with a Competitor or to terminate or alter in a manner adverse to the Company or its affiliates such customer’s or supplier’s relationship with the Company or its affiliates, or (B) any employee, consultant or individual who was an employee or consultant within the six (6) month period immediately prior thereto to terminate or otherwise alter his or her relationship with the Company or any of its affiliates.

10. Injunctive Relief. It is impossible to measure in money the damages that will accrue to the Company in the event that the Executive breaches any of the Restrictive Covenants. In the event that the Executive breaches any such Restrictive Covenant, the Company shall be entitled to an injunction restraining the Executive from violating such Restrictive Covenant (without posting any bond). If the Company shall institute any action or proceeding to enforce any such restrictive covenant, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. The foregoing shall not prejudice the Company’s right to require the Executive to account for and pay over to the Company, and the Executive hereby agrees to account for and pay over, the compensation, profits, monies, accruals or other benefits derived or received by the Executive as a result of any transaction constituting a breach of any of the Restrictive Covenants.

11. 280G.

(a) Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to the Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 11 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Executive’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax).

(b) The Covered Payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero.

(c) Any determination required under this Section 11 shall be made in writing by the Company or by an accounting firm selected and paid for by the Company. The Executive shall provide the Company with such information and documents as the Company may reasonably request in order to make a determination under this Section 11.

12. Clawback. The Company may recover incentive and other compensation paid to the Executive, as and to the extent required by the Company’s clawback policy as may be in effect from time to time during the Term and applicable law.

13. Miscellaneous.

(a) Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company, to:

Parkway Properties, Inc.
390 North Orange Avenue
Suite 2400
Orlando, FL 32801
Attention: Compensation Committee Chairman

With a copy to each of the following:

Parkway Properties, Inc.
390 North Orange Avenue
Suite 2400
Orlando, FL 32801
Attention: Jeremy Dorsett

Cleary, Gottlieb, Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Attention: Michael Albano

If to the Executive:

James Heistand

or to such other address as any party hereto may designate by notice to the others.

(b) Except as expressly provided herein, this Agreement shall constitute the entire agreement among the parties hereto with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment or termination thereof (including, without limitation, the CIC Agreement).

(c) This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

(d) The parties hereto acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e) The parties hereto hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of any of his duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party. The Executive hereby further represents to the Company that he will not utilize or disclose any confidential information obtained by the Executive in connection with any former employment with respect to his duties and responsibilities hereunder.

(f) This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in the Agreement, the “Company” shall mean both the Company as defined in the first paragraph of the Agreement and any such successor that assumes this Agreement, by operation of law or otherwise.

(g) Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h) The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, (it being understood, that the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to its principles of conflicts of law.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

(k) The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

(l) The intent of the parties is that payments and benefits under the Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (except to the extent exempt as short-term deferrals or otherwise) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “termination of the Term” or like terms shall mean “separation from service.” The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto. It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code; and if, as of the date of the “separation from service,” the Executive is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company) and is due upon or as a result of the Executive’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A of the Code, until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Executive’s death (the “Delay Period”) and this Agreement and each such agreement, plan, program, or payroll practice shall hereby be deemed amended accordingly. Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Executive shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements or in-kind benefits are subject to Section 409A of the Code. All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which the Executive incurs such expense or pays such related tax. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ James Heistand
Name: James Heistand

PARKWAY PROPERTIES, INC.

/s/ M. Jayson Lipsey
Name: M. Jayson Lipsey
Title: Executive Vice President and Chief Operating Officer

/s/ Jeremy R. Dorsett
Name: Jeremy R. Dorsett
Title: Executive Vice President and General Counsel

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